Filed by Benihana Inc. pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended
Subject Company: Benihana Inc.
Commission File No.: 0-26396

Benihana Inc. Sends Letter to Stockholders

Urges Stockholders to Vote the WHITE Proxy Card to Ensure Benihana Continues to Realize Its Potential Value

MIAMI, August 19, 2011 -- Benihana Inc. (NASDAQ: BNHN; BNHNA), operator of the nation's largest chain of Japanese theme and sushi restaurants, today sent a letter to stockholders urging them to vote in favor of the proposal to reclassify each share of the Company’s Class A Common Stock into one share of Common Stock.

The full text of the letter is as follows:

August 19, 2011

Dear fellow Benihana stockholders:

Our turnaround strategy for creating profitable growth and sustainable stockholder value at Benihana is working. I am pleased to report to you that, as a result of the continued execution of our Renewal Program, we have experienced 19 consecutive periods of comparable store sales growth and six consecutive quarters of revenue growth. We have translated this strong sales performance into solid financial results, generating solid cash flow which has enabled us to reduce borrowings under our line of credit from a high of $35.2 million as of November 9, 2009, to no borrowings as of August 15, 2011. And on a year-over-year basis through August 17, 2011, we have generated over 12% return for our stockholders. This demonstrates the dramatic turnaround that Benihana has undergone under the leadership of the talented and experienced management team that your Board recruited in 2009.

Today, your Company has a tremendous portfolio of brands that are uniquely positioned, and the success of our Renewal Program continues to drive positive momentum at Teppanyaki, an iconic, category defining brand. In addition, the industry environment plays well to all three of our brand propositions – Benihana, RA Sushi, and Haru – and we are an industry leader in comparable store sales. We believe we are now well equipped to take full advantage of our position and realize opportunities for new unit development.

DO NOT ALLOW OUR PROGRESS TO BE JEOPARDIZED

PLEASE VOTE THE ENCLOSED WHITE PROXY CARD TODAY TO ENSURE
YOUR COMPANY CAN CONTINUE TO REALIZE ITS POTENTIAL VALUE

Stockholders have a simple choice:

Enable the Company to continue its significant progress by taking steps that your Board believes are in the best interests of all stockholders and would create stockholder value, or support Benihana of Tokyo, Inc. (BOT) in protecting its 26.7% voting position.

We believe our dual-class common stock structure has been an overhang on the Company’s stock price. That is why we are asking for your support for a reclassification that aligns economic and voting interests and will help address concerns about liquidity of stock. As a critical component of our strategy going forward, we are seeking approval to reclassify each share of Class A Common Stock into one share of Common Stock. If the reclassification proposal is approved, then the Company’s stockholder rights plan will be eliminated effective upon the implementation of the reclassification.

The proposed reclassification is in the best interest of ALL stockholders

We are confident that these changes will improve and simplify the Company’s capital structure, while offering several benefits:

•	Adoption of a corporate governance “best practice.” Proxy advisory service ISS supports ‘one-share, one-vote’ voting structure at publicly traded companies (ISS Report on Aaron’s Inc., 11/17/2010.)

•
Improved liquidity and enhanced quality of trade execution by aggregating the volume of common shares traded and allowing investors to buy and sell larger positions with less impact on the stock price. In fact, the mean and median of the change in average daily trading volume for selected reclassifications reviewed by the Company’s independent financial advisers a year after the companies reclassified reflected an increase in trading volume.

•
Alignment of voting rights with economic ownership. By eliminating the disparity between voting rights, including the current right of Class A Common Stock holders to elect 25% of the Board (voting as a separate class), the reclassification may make our Common Stock a more attractive investment.

•
Increased attractiveness to institutional investors. The reclassification will address complexity and liquidity concerns of institutional investors and will allow our Common Stock to be held by certain institutional investors whose policies do not permit investments in dual-class companies.

•
Improved transparency and elimination of investor confusion. The reclassification will simplify the Company’s capital structure and eliminate potential investor confusion as to the calculation of the Company’s total market capitalization, shares outstanding, and earnings-per-share.

•
Increased flexibility for future strategic opportunities. The simplified structure could provide increased flexibility to structure acquisitions and equity financing by using equity as acquisition currency, and for possible future offerings of capital stock to potential investors.

VOTING THE WHITE PROXY CARD WILL ENABLE THE COMPANY TO UNLOCK VALUE FOR STOCKHOLDERS

It is unfortunate that BOT has attempted to distract stockholders from this important question by raising meritless issues and allegations against one of our shareholders, BFC Financial Corp.

This is part of a well-worn pattern: over a period of years, BOT has consistently opposed the Company’s proposals. Their past opposition has been without merit and proven to be unfounded. The Company has been making strong progress and delivering against its operational plan.

The facts, however, are clear…and contradict each of BOT’s stated claims:

On BFC’s role at Benihana

Facts:

	BFC’s voting stake will be diluted by the reclassification, and yet it voted in favor of the proposal.

	The Series B Preferred shares have no veto over strategy, day-to-day operations or matters other than customary public preferred stock veto rights over fundamental corporate changes.

	BOT’s attempt to impugn BFC’s portfolio simply ignores BNHN’s business progress and stock price appreciation as the Renewal Plan under this leadership has gained momentum.

On a dual class structure still existing post-reclassification.

Facts:


The Series B Preferred Stock does not publicly trade and is treated as a convertible debt instrument for accounting purposes. In addition, the Series B Preferred Stock generally has the same voting rights as common stock – eliminating voting power disparities among stockholders.

On liquidity issues likely still remaining post-reclassification and an investor relations effort having the ability to better address this problem.

Facts:


The mean and median of the change in average daily trading volume for selected reclassifications reviewed by the Company’s independent financial advisers a year after the companies reclassified reflected an increase in trading volume.


Additionally, Benihana has already launched an aggressive IR program including meetings with sell-side analysts, conference calls with the financial community to review earnings, and scheduled conference presentations. The Company also recently announced the hiring of an experienced CFO with significant IR experience in the restaurant industry to assist in driving these efforts.

On the Company’s grant of Class A Common Stock to executive officers in the past six months.

Facts:


The grants of restricted stock to management equal only 3.7% (approximately) of total shares outstanding as of August 17, 2011, reflecting levels below the industry standard, and the majority of these restricted stock grants are linked to performance and include restricted stock that vests at a share price of up to $20.These grants do not include awards made to executives hired on or after August 15, 2011, although any such awards will be granted under the existing Equity Plan, and, taken together with the existing restricted stock grants to management will continue to represent a low proportion to total shares outstanding, compared to the industry standard.

On the process for approving the reclassification and BFC’s role in the process.

Facts:

	The reclassification proposal was voted upon by the entire Board, including those directors nominated by BOT. None of the directors voted against the recommendation.

	Additionally, an independent financial adviser was engaged for the purpose of evaluating the proposal.

	BFC will have its total voting power diluted through the reclassification from 19.6% to 9% and is committed to voting in favor.

	Finally, Coliseum, the only significant stockholder on the Board whose voting power would increase as a result of the proposal, abstained from voting.

On the Company supposedly choosing to move the record date to accommodate stockholders.

Facts:

	The change to the Special Meeting date and thus the record date was wholly the direct result of the length of time involved in the process of clearing the Registration Statement through the SEC.

On the need for a Special Meeting given proximity to this year’s Annual Meeting.

Facts:


The potential for stockholder confusion grows significantly if stockholders are asked to vote on the reclassification at the same time as also voting on potential director nominees for two different scenarios – depending on whether the reclassification is successful. The Special Meeting confers no advantage or disadvantage to the Company or any particular stockholder in terms of vote.

YOUR VOTE IS IMPORTANT – YOUR COMPANY’S CONTINUED MOMENTUM DEPENDS ON IT

Benihana’s significant operational progress reflects the strength of the Board in taking decisive actions to strategically improve our franchise. As we continue to drive our business forward through new initiatives, we remain continuously focused on enhancing value for our stockholders. It is therefore extremely important to your Company’s continued progress that stockholders send an unambiguous signal of support for a proposal that will simplify the capital structure, improve transparency and liquidity, increase flexibility to pursue strategic opportunities, and strengthen corporate governance.

We are succeeding in the marketplace – in August, your Company announced sales for the first four weeks (July 18, 2011 - August 14, 2011) of the second fiscal quarter 2012.  During this period, we increased total restaurant sales 5.7% and grew Company-wide comparable restaurant sales 6.1% year over year. For the sixteen-week first fiscal quarter of 2012, total restaurant sales increased by 5.7%, and Company-wide comparable restaurant sales increased by 6.0% year over year. With the Renewal Program focusing on our flagship Teppan restaurants, the 8.6% increase in that brand’s comparable sales, driven by a 7.2% increase in traffic, demonstrates the impact and effectiveness of this initiative.

Let us match that success with a stock structure that is appropriate for our business:

NOW IS NOT THE TIME TO RISK BENIHANA’S PROGRESS –
SIGN, DATE AND RETURN THE WHITE PROXY TODAY,
EVEN IF YOU VOTED ALREADY ON ANOTHER COLORED CARD

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Georgeson in the self-addressed, stamped envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE proxy card in the self-addressed, stamped envelope provided. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor at the following:

199 Water Street, 26th Floor
New York, NY  10038
Stockholders Call Toll-Free (888) 549-6618

Even if you have already voted, please take a moment right now to sign, date and return the enclosed WHITE proxy card, and please discard any gold proxy cards you receive.

With appreciation for your investment in, and support for Benihana,

Richard C. Stockinger
Chairman, Chief Executive Officer, and President

Safe Harbor Statement

Except for the historical matters contained herein, statements in this letter are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Additional Information

On June 9, 2011, Benihana. filed with the Securities and Exchange Commission a Registration Statement on Form S-4, which has since been declared effective by the Securities and Exchange Commission. The Registration Statement on Form S-4 contains a proxy statement/prospectus which describes the proposed reclassification. Stockholders of Benihana are advised to read the proxy statement/prospectus, because it contains important information. Such proxy statement/prospectus and other relevant documents may be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or from Benihana at the Investor Relations section of www.benihana.com/about or by contacting the Company by telephone at (305) 593-6770 (Attention: General Counsel).

Benihana and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed reclassification. The participants in such solicitation may include Benihana’s executive officers and directors. Further information regarding persons who may be deemed participants is available in Benihana's proxy statement/prospectus.

Media Contacts

Jeremy Fielding / Anntal Silver
Kekst and Company
(212) 521-4800